UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 15, 2013

THERMOGENESIS CORP.
(Exact name of registrant as specified in its charter)

Delaware	333-82900	94-3018487
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2711 Citrus Road
Rancho Cordova, California  95742
(Address and telephone number of principal executive offices) (Zip Code)

(916) 858-5100
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 15, 2013, ThermoGenesis Corp. (“Company”), entered into an Agreement and Plan of Reorganization (the “Merger Agreement”),  with TotipotentRX Corporation (“RX”), Mitchel Sivilotti, and Kenneth Harris, providing for the merger of RX into Company, with the Company surviving. Mitchel Sivilotti and Kennth Harris are principal shareholders of RX.

RX is a privately held biomedical technology company specializing in human clinical trials in the field of regenerative medicine and is the exclusive provider of cell-based therapies to the Fortis Healthcare System.  Kenneth Harris, RX’s Chief Executive Officer, and Mitchel Sivilotti will become the President and Chief Biologist, respectively, of the Company upon consummation of the merger.  In connection thereto, the Company has entered into employment agreements with both Mr. Harris and Mr. Sivilotti effective upon completion of the merger.  The details of Mr. Harris and Mr. Sivilotti’s employment agreements will be further discussed in the registration statement to be filed with the Securities and Exchange Commission (“SEC”) describing, among other things, the merger.  Further, as part of the Merger Agreement, Mr. Harris and another director to be selected by RX will be appointed to the Company’s board of directors.

Assuming the merger is consummated, an RX stockholder will receive, in exchange for each share of RX common stock held by such stockholder immediately before the closing of the Merger, approximately 31.105 shares of Company common stock.  After the merger, the former shareholders of RX will own approximately 12,490,800 shares of the Company’s common stock, in the aggregate representing approximately 43% of the Company’s shares of common stock outstanding, excluding shares of common stock subject to options, warrants and convertible securities.

The Merger Agreement was unanimously approved by the boards of directors of both companies and the merger contemplated thereby is subject to the approval of Company’s and RX’s respective stockholders at stockholders meetings and satisfaction of other closing conditions including the filing of a registration statement with the SEC.  Further, the combined company will be named Cesca Therapeutics to better reflect the combined products and services of the two companies.  It is anticipated that the merger will close during the fourth quarter of calendar 2013.

The Merger Agreement contains a non-solicitation provision restricting Company’s and RK’s rights to negotiate or enter into other acquisition or sale transactions before the closing of the Merger, subject to limited exceptions.  In addition, Mr. Harris and Mr. Sivilotti each entered into lock-up and non-competition agreements with Company effective upon completion of the merger.

The Merger Agreement contains certain termination rights for both the Company, on the one hand, and RX, on the other, and further provides that, upon termination of the Merger Agreement under specified circumstances, either RX or Company may be required to pay the other party a termination fee.

The merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended.

The foregoing description is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed herewith as Exhibit 2.1, the lock-up agreement, a copy of which is filed herewith as Exhibit 2.2, the employment agreements, copies of which are filed herewith as Exhibit 2.3 and 2.4, and the non-competition agreement, a copy of which is filed herewith as Exhibit 2.5.

Item 8.01	Other Events.

On July 15, 2013, Company issued a press release announcing the signing of the Merger Agreement.  A copy of the press release announcing the signing of the Merger Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger and Reorganization, dated as of July 15, 2013, by and among ThermoGenesis Corp., TotipotentRX Corporation, Mitchel Sivilotti, and Kenneth Harris

2.2	Form of Lock-up Agreement, dated July 15, 2013, by and among ThermoGenesis Corp., Mitchel Sivilotti, and Kenneth Harris

2.3	Employment Agreement, dated July 15, 2013, by and among ThermoGenesis Corp. and Mitchel Sivilotti

2.4	Employment Agreement, dated July 15, 2013, by and among ThermoGenesis Corp. and Kenneth Harris

2.5	Form of Non-Competition Agreement, dated July 15, 2013, by and among ThermoGenesis Corp., Mitchel Sivilotti, and Kenneth Harris

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERMOGENESIS CORP.,
a Delaware Corporation

Dated: July 15, 2013	/s/ Matthew T. Plavan
Matthew T. Plavan,
Chief Executive Officer